Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151111

Prospectus Supplement

   CAPITOL BANCORP LIMITED

$7,500,000

Common Stock
Warrants

        We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 2,500,000 shares of our common stock, no par value per share, together with warrants, exercisable within three years of the closing date, to purchase up to an aggregate of 1,250,000 shares of common stock (the “Warrants”) . Each Warrant entitles the investor to purchase approximately 0.5 of a share of our common stock for every share of common stock purchased by such investor in the offering. The purchase price for each share of common stock and the related Warrants is $3.00 (the “Per-Share Offering Price”). Each Warrant has an exercise price of $3.50 per share (116.67% of the Per-Share Offering Price). The common stock and the Warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the Warrants issued in this offering.  As used in this prospectus supplement, except as otherwise specified, the terms “Capitol,” “we,” “us” and “our” refer to Capitol Bancorp Ltd.

        Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “CBC.”  The last reported sale price of our common stock on NYSE on April 23, 2010 was $3.48 per share. The Warrants will not be listed on any national securities exchange.

        Investing in our securities involves risks. See “Risk Factors” section beginning on page S-5 of this prospectus supplement.

        Rodman & Renshaw, LLC acted as the placement agent on this transaction. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per share of Common Stock	Total
Public Offering Price	$3.00	$7,500,000
Placement agent fees	$.24	$600,000
Proceeds, before expenses, to us	$2.76	$6,900,000

        We expect delivery of the common stock and Warrants being sold in this offering to be made to the investors no later than April 28, 2010, against payment of immediately available funds.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        These securities are equity securities. They are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, its Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus supplement is April 27, 2010

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using shelf registration rules. Under the shelf registration rules, using this prospectus supplement and the accompanying prospectus, we may sell from time to time common stock, preferred stock, depositary shares and warrants, or any combination thereof, in one or more offerings.

        It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Documents Incorporated by Reference” on page S-3 of this prospectus supplement and “Where You Can Find More Information” on page 1 of the accompanying prospectus.

        The distribution of this prospectus supplement and the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See the “Plan of Distribution” section of this prospectus supplement beginning on page S-28.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Capitol,” “we,” “us,” “our” or similar references mean Capitol Bancorp Ltd.

        We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

DOCUMENTS INCORPORATED BY REFERENCE

In this prospectus supplement and in the accompanying prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care.  When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded.  In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until this offering is completed:

•	Capitol’s Annual Report on Form 10-K for the year ended December 31, 2009;

•	Capitol’s Current Report on Form 8-K filed with the SEC on April 6, 2010;

•	the description of Capitol’s common stock contained in our Registration Statement on Form 8-A filed April 19, 1990;

•	the description of the shares of the Series A Preferred Stock contained in Capitol’s Registration Statement on Form 8-A filed on August 12, 2009; and

•	the description of the shares of Capitol’s Series X Junior Participating Preferred Stock contained in Capitol’s Registration Statement on Form 8-A filed on July 21, 2009.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

SUMMARY

        The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into those documents, including the “Risk Factors” section beginning on page S-[ ] of this prospectus supplement and in our Annual Report on Form 10-K. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

Capitol Bancorp Limited

Capitol is a $5.1 billion national community bank company, with a current network of 43 separately chartered banks and bank operations in 17 states.  Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with principal executive offices located at Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol’s telephone number is 517-487-6555.  Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number 602-955-6100).

Capitol is a uniquely structured affiliation of community banks.  Each of Capitol’s banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources.  Capitol uses a unique strategy of bank ownership and development.

Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking.  These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.

THE OFFERING

Issuer:	Capitol Bancorp Ltd.

Common Stock:	Up to 2,500,000 shares of common stock, no par value per share, at a purchase price of $3.00 (the “Per-Share Offering Price”) for each share of common stock and the related Warrants described below.

Warrants:
Warrants, exercisable within three years of the closing date, to purchase up to an aggregate of 1,250,000 shares of common stock, for an exercise price of $3.50 per share (116.67% of the Per-Share Offering Price)(each a “Warrant”). Each Warrant entitles the investor to purchase approximately 0.5 of a share of our common stock for every share of common stock purchased by such investor in the offering.

This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise, if any, of the Warrants.

Common Stock to be Outstanding Immediately After this Offering:
21,427,501 shares, based on 18,927,501 shares of common stock outstanding as of March 31, 2010 and excluding any shares of our common stock issuable upon exercise of outstanding warrants, options or other rights to purchase shares of our common stock, including the Warrants.

Use of Proceeds:	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” below.

Risk Factors:
Investment in our securities involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of our common stock.

NYSE Symbol for Common Stock:	CBC

Placement Agent:	Rodman and Renshaw, LLC

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RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this prospectus supplement before you decide whether to participate in this offering.  In particular, you should carefully consider, among others, the matters discussed below.

Risks Associated With This Offering

We have broad discretion in how we use the proceeds of this offering, and we may use the proceeds in ways that do not enhance the value of our common stock.

        Although we describe in the “Use of Proceeds” section in this prospectus supplement our currently intended use of the net proceeds of this offering, we will have significant flexibility in using the net proceeds. We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. You will be relying on the judgment of our management and Capitol’s board of directors with regard to the use of the net proceeds, and you will not have the opportunity, before making your investment decision, to assess whether the proceeds will be used appropriately. It is possible that Capitol’s use of the net proceeds will not benefit our business or enhance the value of its common stock.

The exercise price of the Warrants exceeds the market price of our common stock.

        The Warrants will have an exercise price of $3.50 per share of common stock (116.67% of the Per-Share Offering Price), which exceeds the current and recent market prices of our common stock. If the market price of our common stock does not exceed the exercise price of the Warrants during the period in which the Warrants are exercisable, the Warrants may not have any value.

There is no public market for the Warrants.

        There is no established public trading market for the Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or automated quotation system. Without an active market, investors in this offering may be unable to readily sell the Warrants.

Risks Related to the common stock offered in this offering

The market price of our common stock  fluctuates, and the market price of the common stock upon settlement of this offering could be less than the current market price.

The market price of the common stock at the time you receive your shares of common stock on the settlement date could be significantly less than the current market price. The market price of our common stock has recently been subject to significant fluctuations and volatility.

The market price of our common stock can be volatile.

Stock price volatility may make it more difficult for you to resell your shares of common stock when you want and at prices you find attractive.  Our stock price can fluctuate significantly in response to a variety of factors including:

•	Actual or anticipated variations in quarterly results of operations;

•	Recommendations by securities analysts;

•	Operating and stock price performance of other companies that investors deem comparable to us;

•	News reports relating to trends, concerns and other issues in the financial services industry;

•	Perceptions in the marketplace regarding us or our competitors;

•	New technology used or services offered by competitors;

•	Significant acquisitions or business combinations, strategic partnerships, joint venture or capital commitments by or involving us or our competitors;

•	Changes in government regulations; or

•	Geopolitical conditions such as acts or threats of terrorism or military conflicts.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results.

Stock markets in general and our common stock in particular have experienced significant volatility over the past eighteen months, and continue to experience significant price and volume volatility.  As a result, the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

We urge you to obtain current market quotations for our common stock when you consider this offering.

An investment in our common stock is not an insured deposit.

An investment in our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC,  its deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section, or elsewhere in this prospectus supplement or the documents incorporated by reference herein, and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you acquire our common stock, you could lose some or all of your investment.

We may issue additional common stock or other securities that could dilute the ownership percentage of holders of our common stock.

We may determine to issue additional common stock or other securities from time to time based on market conditions, our need for capital or other factors.  More generally, we may issue additional securities to raise additional capital, finance acquisitions or upon the exercise of outstanding options.  If we issue additional common stock or other securities, the ownership percentage of holders of our common stock prior to such time could be diluted.

All of our debt obligations and our obligations under our debentures and preferred securities of certain related subsidiaries that we have guaranteed  will have priority over our common stock with respect to payment in the event of liquidation, dissolution or winding-up and with respect to the payment of dividends.

Capitol has issued debentures to certain of its subsidiaries which are Delaware business trusts which, in turn, issued preferred securities to purchase the debentures.  Capitol also has additional trust-preferred securities which were privately placed.  Capitol has guaranteed the preferred securities.  The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol’s right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol’s common stock.  In April 2009, Capitol announced that it had elected to defer interest payments on Capitol’s subordinated debentures.   The total estimated annual interest that would be payable on the debentures and the underlying debt securities, if not deferred, is approximately $13.6 million.  While Capitol defers the payment of interest, it will continue to accrue the future interest obligation at the applicable interest rate.   Capitol is prohibited from declaring or paying cash dividends on its common stock during such deferral and is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances.  Capitol’s obligation under the debentures, the preferred securities and the guarantee approximates $170.8 million at an average interest rate currently approximating 6.16% per annum, payable quarterly.

In any liquidation, dissolution or winding-up of Capitol, our common stock would rank below all debt claims against us, the claims with respect to the debentures and the guarantee of the preferred securities of certain related subsidiaries, and other senior equity securities, if any.  As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding-up of Capitol until all of our obligations to our debt holders have been satisfied and holders of senior equity securities have received any payment or distribution due to them.

Offerings of debt, which could be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our capital ratio falls below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including trust preferred securities, senior securities or notes and preferred stock.  We may also decide to raise additional capital by issuing debt or preferred equity securities for other reasons.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders.  Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms.  If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Risks related to Capitol

Capitol’s business has been adversely affected by conditions in the financial markets and economic conditions generally.

Since December 2007, the United States has been in a deep recession.  Business activity across a wide range of industries and regions is greatly reduced and local governments and many businesses are experiencing serious difficulty due to the lack of consumer spending and the lack of liquidity in the credit markets. Unemployment has increased significantly.

Since mid-2007, the financial services industry and securities markets generally have been materially and adversely affected by significant declines in the values of nearly all asset classes and by a serious lack of liquidity.  This was initially triggered by declines in home prices and the values of subprime mortgages, but spread to all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes, including equity securities.  Global markets have been characterized by substantially increased volatility, short-selling and an overall loss of investor confidence, initially in financial institutions, but more recently in companies in a number of other industries and in the broader markets.

Market conditions have also led to the failure or merger of a number of prominent financial institutions. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under contracts entered into with such entities as counterparties.  Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit-default swap spreads, to cause rating agencies to lower credit ratings, and to otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in Federal Reserve borrowing rates and other government actions.  Some banks and other lenders, including Capitol, have suffered significant losses and many institutions have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral.  The foregoing has significantly weakened the strength and liquidity of some financial institutions worldwide.  The U.S. government, the Federal Reserve Board and other regulatory agencies have taken numerous steps to increase liquidity and to restore investor confidence, including investing billions in the equity of other banking organizations, but asset values have continued to decline and access to liquidity continues to be very limited.

In response to the financial crises affecting the banking system and financial markets, and going concern threats to investment banks and other financial institutions, former President George W. Bush signed the Emergency Economic Stabilization Act of 2008 (“EESA”) into law on October 3, 2008.  Among other things, EESA authorizes the U.S. Treasury (“Treasury”) to spend up to $700 billion to inject capital into financial institutions by purchasing non-voting preferred shares directly from such institutions and to purchase mortgage-backed and other non-performing assets from financial institutions for the purpose of stabilizing the financial markets.  There can be no assurance what impact the EESA will have on the financial markets, including the extreme levels of volatility currently being experienced.

Capitol’s financial performance generally, and in particular the ability of its banks’ borrowers to pay interest on and repay the principal of outstanding loans and the value of collateral securing those loans, is highly dependent on the business environment in the markets where Capitol operates and in the United States as a whole.  The current severe recession is characterized by declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; falling commercial and residential real estate values; inactive or nonexistent markets for the sale of real estate; or a combination of these or other factors.

It is expected that the business environment in the United States and worldwide will continue to deteriorate for the foreseeable future.  There can be no assurance that these conditions will improve in the near term.  Such conditions have and could continue to adversely affect the credit quality of Capitol’s loans, results of operations and financial condition.

Our ability to maintain required capital levels and adequate sources of funding and liquidity may be adversely affected by market conditions.

We are required to maintain certain capital levels in accordance with banking regulations. We must also maintain adequate funding sources in the normal course of business to support our lending and investment operations and repay outstanding liabilities as they become due. Our ability to maintain capital levels, as well as sources of funding and liquidity could be impacted by deteriorating economic and market conditions.

Failure by us or our bank affiliates to meet any applicable guideline or capital requirement otherwise imposed upon us or to satisfy certain other regulatory requirements could subject us to certain activity restrictions or to a variety of enforcement remedies available to the regulatory authorities that include limitations on the ability to pay dividends, the issuance by regulatory authorities of a capital directive to increase capital and the termination of deposit insurance by the FDIC.

Compliance with capital requirements may limit our operations that require intensive use of capital such as pursuing opportunistic acquisitions.

Regulatory agencies may require Capitol and/or its individual subsidiary banks to maintain a higher level of capital than Capitol currently anticipates, which could adversely affect Capitol's liquidity at the holding company level and require it to raise additional capital.

While Capitol considers its capital position on a consolidated basis, the regulators of each of Capitol’s individual banks may require that those individual banks maintain a higher level of capital than Capitol currently anticipates, which would require that Capitol maintain a consolidated capital position that is well beyond what

Capitol presently anticipates and could be in excess of the levels of capital used in the assumptions underlying Capitol’s internal capital analysis.  As of December 31, 2009, several of Capitol’s subsidiary banks were required to maintain regulatory capital levels in excess of minimum requirements.  Further, as a holding company with obligations and expenses separate from Capitol’s bank subsidiaries, and because many of Capitol’s banks will be unable to make dividend payments to Capitol, Capitol must maintain a level of liquidity at its holding company that is sufficient to address those obligations and expenses.  The maintenance of adequate liquidity at Capitol’s holding company may limit its ability to make further capital investments in bank subsidiaries, which could adversely impact Capitol and require Capitol to raise additional capital.  Even if Capitol is successful in implementing its current divestiture and charter consolidation initiatives, there can be no guarantee that the resulting bank(s) would not be required by the regulators to have a higher level of capital than Capitol may anticipate.

Issuance of additional shares of Capitol’s common stock in the public markets and other capital management or business strategies that Capitol may pursue could depress the market price of Capitol’s common stock and result in the dilution of Capitol’s existing shareholders ownership of Capitol.

Capitol will continue to identify, consider and pursue additional capital management strategies in the future to bolster its capital position.  Future issuances of Capitol’s equity securities, including common stock, in any transaction that Capitol may pursue may dilute the interests of Capitol’s existing shareholders and cause the market price of Capitol’s common stock to decline.  Capitol may issue equity securities (including convertible securities, preferred securities, and stock options and warrants on Capitol’s common or preferred stock) in the future for a number of reasons, including to finance Capitol’s operations and business strategy, to adjust Capitol’s ratios of debt to equity, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities or to satisfy Capitol’s obligations upon the exercise of outstanding stock options or warrants.  Capitol may issue equity securities in transactions that generate cash proceeds, transactions that free-up regulatory capital but do not immediately generate or preserve substantial amounts of cash, and transactions that generate regulatory or balance sheet capital only and do not generate or preserve cash.  Capitol cannot predict the effect that these transactions would have on the market price of its common stock. In addition, if Capitol issues additional equity securities, including stock options, warrants, preferred stock or convertible securities, such newly-issued securities could cause significant dilution to the holders of Capitol’s common stock.

Issuances or sales of common stock or other equity securities could result in an “ownership change” as defined for U.S. federal income tax purposes. In the event an “ownership change” were to occur, Capitol’s ability to fully utilize a significant portion of its U.S. federal and state tax net operating losses could be impaired and could lose certain built-in losses that have not been recognized for tax purposes as a result of the operation of Section 382 of the Internal Revenue Code of 1986, as amended.

Capitol’s ability to use certain realized net operating losses and unrealized built-in losses to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).  An ownership change under Section 382 generally occurs when a change in the aggregate percentage ownership of the stock of the corporation held by “five percent shareholders” increases by more than fifty percentage points over a rolling three-year period ending on the transaction date.  A corporation experiencing an ownership change generally is subject to an annual limitation on its utilization of pre-change losses and certain recognized built-in losses equal to the value of the stock of the corporation immediately before the “ownership change,” multiplied by the long-term tax-exempt rate (subject to certain adjustments).  The annual limitation is increased each year to the extent that there is an unused limitation in a prior year.  Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of pre-ownership-change losses and certain post-change recognized built-in losses that may be utilized.  Pre-ownership-change losses and certain recognized built in losses in excess of the cap are effectively unable to be used to reduce future taxable income.  In some circumstances, issuances or sales of common stock (including any common stock issuances or debt-for-equity exchanges and certain transactions involving common stock that are outside of Capitol’s control) could result in an “ownership change” under Section 382.

While Capitol may, under certain circumstances, be able to utilize certain tax strategies (including a “tax preservation” rights plan) to protect against an “ownership change”, if an “ownership change” under Section 382 were to occur, the value of Capitol’s net operating losses and a portion of the net unrealized built-in losses will be impaired.  Because a valuation allowance currently exists for substantially the full amount of Capitol’s deferred tax assets, no additional charge to earnings would result.  However, an “ownership change”, as defined above, could adversely impact Capitol’s ability to recognize Tier 1 capital from the potential future release of Capitol’s valuation allowance.

Problems encountered by financial institutions larger than or similar to us could adversely affect financial markets generally and have indirect adverse effects on us.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which we interact on a daily basis, and therefore could adversely affect us.

Capitol’s banks’ small size may make it difficult to compete with larger institutions because Capitol is not able to compete with large banks in the offering of significantly larger loans.

Legal lending limits of banks constrain the size of loans that those banks can make.  Many of our banks’ competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans.  The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

Capitol’s and its banks’ allowances for loan losses may prove inadequate to absorb actual loan losses, which may adversely impact net income or increase operating losses.

Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolio at the balance sheet date.  Management’s determination of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, the volume, amount and composition of the portfolio and other factors.  These estimates are subjective and their accuracy depends on the outcome of future events.  Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in fair value of collateral that are generally beyond Capitol’s control, actual loan losses could increase significantly.  As a result, such losses could exceed current allowance estimates.  No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at some of Capitol’s younger banks.  Conversely, some of Capitol’s mature banks, particularly those located in Michigan and Arizona, have recently experienced significantly elevated levels of loan losses due to adverse economic conditions.  Because many of Capitol’s banks are young, they do not have seasoned loan portfolios and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves.  If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact results of operations and could result in larger net losses on a consolidated basis.

The domestic economy is in a severe recession and Capitol’s levels of nonperforming loans and related loan losses and levels of foreclosed assets and other real estate owned have increased significantly.  It is anticipated that levels of nonperforming loans and related loan losses will continue to increase as economic conditions, locally and nationally, continue to deteriorate for the foreseeable future.  Capitol’s level of other real estate owned (“OREO”) has increased dramatically causing a corresponding increase in carrying costs and other operating expenses.  Continued elevation of OREO could have a negative material impact on Capitol.

In addition, regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses.  Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management.  Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol’s operating results.

Capitol’s commercial loan concentration in small businesses and loans collateralized by commercial real estate increases the risk of defaults by borrowers and substantial credit losses could result, causing shareholders to lose their investment.

Capitol’s banks make various types of loans, including commercial, consumer, residential mortgage and construction loans. Capitol’s strategy emphasizes lending to small businesses and other commercial enterprises. Capitol typically relies upon commercial real estate as a source of collateral for many of its banks’ loans.  Recently, regulatory agencies have expressed concern with banks with large concentrations in commercial real estate due to the recent downturn in the real estate markets in certain areas of the country, leading to increased risk of credit loss, incurred losses and extended sale periods.  Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans.  Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business.  In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower’s ability to repay a loan.  Recently, due to borrower performance difficulties and adverse real estate market conditions, levels of nonperforming loans, foreclosures and loan losses increased significantly at Capitol, resulting from the current severe recessionary environment. Substantial further credit losses could result, causing shareholders to lose their entire investment in Capitol’s securities.

Actions by the Open Market Committee of the Federal Reserve Board (“FRBOMC”) may adversely affect Capitol’s net interest income.

Changes in Market Interest Rates.    Capitol’s results of operations are significantly dependent on net interest income.  Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits.  Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income.  Capitol’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities.  As a result, changes in interest rates can affect net interest income in either a positive or negative way.

In 2008, the FRBOMC decreased interest rates to near zero.  Future stability of interest rates and FRBOMC policy, which impact such rates, are uncertain.

Changes in the Yield Curve.    Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol’s business. For example, short-term deposits may be used to fund longer-term loans.  When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Capitol relies on dividends from its wholly-owned subsidiaries.

Capitol is a separate and distinct legal entity from its wholly-owned subsidiaries.  In the past it has received dividends from its subsidiaries to help pay interest and principal on its debt.  Due to adverse operating results and constrained capital levels, most of Capitol’s bank subsidiaries are currently precluded from paying dividends to Capitol.  Capitol does not own, directly or indirectly, all of the equity of all of its subsidiaries.  Capitol currently does not rely on dividends from such subsidiaries.  To the extent any of those subsidiaries would pay dividends or make distributions, the other holders of equity will participate pro rata with Capitol.  Various federal and state laws and regulations limit the amount of dividends that the banks and certain nonbank subsidiaries may pay to Capitol.  A long-term prohibition or inability of our banks to pay dividends to Capitol may have a material adverse effect on Capitol including the inability of Capitol to service its debt or pay its obligations.

Capitol has trust-preferred securities outstanding which may prohibit future cash dividends on Capitol’s common stock or otherwise adversely affect regulatory capital compliance.

Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $170.8 million which are treated as various elements of capital for regulatory ratio compliance purposes.  Although these securities are viewed as capital for regulatory purposes, they are debt securities which have numerous covenants and other provisions which, in the event of noncompliance, could have a material adverse effect on Capitol.  For example, these securities permit Capitol to defer the periodic payment of interest for various periods; however, if such payments are deferred (as is currently), Capitol is prohibited from paying cash dividends on its preferred or common stock during deferral periods and until accumulated deferred interest is paid.  Future payment of interest is dependent upon Capitol’s bank subsidiaries’ earnings and dividends, which may be inadequate to service the obligations.

In April 2009, Capitol announced that it had elected to defer interest payments on Capitol’s subordinated debentures.  Such debentures are owned by Capitol Trust I through XII (the “Capitol Trusts”) and were funded by the Capitol Trusts’ issuance of trust-preferred securities.  The total estimated annual interest that would be payable on the debentures and the underlying debt securities, if not deferred, is approximately $13.6 million.

The terms of such debentures and trust indentures allow for Capitol to defer payment of interest on the debt securities at any time or from time to time for up to 20 consecutive quarters provided no event of default (as defined in the indentures) has occurred and is continuing.  Capitol is not in default with respect to such indentures, and the deferral of interest does not constitute an event of default under such indentures.  While Capitol defers the payment of interest, it accrues the future interest obligation at the applicable interest rate.  Upon the termination of the deferral period, all accrued and unpaid interest is due and payable, subject to the approval of the Federal Reserve.  During the deferral period, Capitol, subject to certain exceptions, may not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its common stock.

Capitol and its banks operate in an environment highly regulated by state and federal government agencies; changes in federal and state banking laws and regulations could have a negative impact on its business.

As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board.  Many of Capitol’s current bank affiliates are regulated primarily by state banking agencies, the FDIC, the Office of the Comptroller of the Currency, in the case of one national bank, and the Office of Thrift Supervision, in the case of Capitol’s federal savings banks.

Various federal and state laws and regulations govern numerous aspects of the banks’ operations, including:

•	adequate capital and financial condition;

•	permissible types and amounts of extensions of credit and investments;

•	permissible nonbanking activities; and

•	restrictions on dividend payments.

Federal and state regulatory agencies have broad discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.  Capitol and its banks also undergo periodic examinations by one or more regulatory agencies.  Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict bank operations.  Those actions would result from the regulators’ judgments based on information available to them at the time of their examination, and their estimate of future economic conditions.  Judgments of various regulatory agencies vary, and regulatory agencies may change their position and apply new standards retroactively causing institutions to rebalance reserve methodologies and re-state capital positions.

Capitol’s banks’ operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations.  Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing.  Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol and its banks.

Loan origination activities, for both commercial and residential mortgages, involve collateral valuation risks and the risk of the subsequent identification of origination fraud or other losses which could exceed Capitol’s allowance for loan losses.

Capitol’s banks use an enterprise-wide loan policy which provides for conservative loan-to-value guidelines when loans are originated.  In today’s difficult real estate economy in many parts of the country, falling property values and significant foreclosure activity of both residential and commercial real estate property are resulting in significant loan losses at many financial institutions.  Further, although most residential mortgage loans have been originated and sold away to investors, if it is subsequently determined that such loans were originated with any element of alleged fraud, such as exaggerated borrower income or assets, for example, the originating institution may be liable for any losses with such loans and may have to repurchase those loans.  The potential for additional loan losses from valuation issues or fraud is unknown.  Fraud risks are particularly difficult to identify and quantify, especially when the duration of the risk is the same as the term of the loan, often as long as 30 years or more.  Occurrences of fraud are often more prevalent during an economic downturn or recession.  Potential losses from valuation issues or occurrences of fraud could significantly exceed allowances for loan losses, adversely affecting Capitol’s results of operations.

If Capitol cannot recruit and retain highly qualified personnel, its banks’ customer service could suffer, causing its customer base to decline.

Capitol’s strategy is also dependent upon its continuing ability to attract and retain highly qualified personnel.  Availability of personnel with appropriate community banking experience varies.  If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, its business could suffer significantly, increasing the possibility of a loss of value in its common stock.

Capitol’s bank subsidiaries have decentralized management which could have a negative impact on the rate of growth and profitability of Capitol and its bank subsidiaries.

Capitol’s bank subsidiaries have independent boards of directors and management teams.  This decentralized structure gives the banks control over the day-to-day management of their institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans.  This decentralized structure may impact Capitol’s ability to uniformly implement corporate or enterprise-wide strategy at the bank level.  It may slow Capitol’s ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions.  This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

New accounting or tax pronouncements may be issued by the accounting standard-setters, regulators or other government bodies which could change existing accounting methods.  Changes in accounting methods could negatively impact Capitol’s results of operations and financial condition.

Current accounting and tax rules, standards and policies influence the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures.  These laws, regulations, rules, standards and policies are constantly evolving and may change significantly over time.  Events that may not have a direct impact on Capitol, such as the bankruptcy of major U.S. companies, have resulted in legislators, regulators, and authoritative bodies, such as the Financial Accounting Standards Board (“FASB”), the SEC, the Public Company Accounting Oversight Board, and various taxing authorities responding by adopting and/or proposing substantive revisions to laws, regulations, rules, standards, and policies. New accounting pronouncements under the FASB Accounting Standards Codification have occurred and may occur in the future.  A change in accounting standards may adversely affect our reported financial condition and results of operations.

Capitol’s business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, Capitol’s business and a negative impact on its results of operations.

Capitol relies heavily on communications and information systems to conduct its business.  Any failure, interruption or breach in security of these systems, whether due to severe weather, natural disasters, acts of war or terrorism, criminal activity or other factors, could result in failures or disruptions in general ledger, deposit, loan, customer relationship management and other systems.  While Capitol has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures, interruptions or security breaches of Capitol’s information systems could damage the reputation of Capitol and its banks, result in a loss of customer business, subject Capitol and Capitol’s subsidiary banks to additional regulatory scrutiny, or expose Capitol to civil litigation and possible financial liability, any of which could have a material adverse effect on Capitol’s results of operations.

Capitol could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure.  Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

A significant portion of Capitol’s affiliate banks’ loan portfolios are secured by real property.  During the ordinary course of business, Capitol’s affiliate banks may foreclose on and take title to properties securing certain loans.  In doing so, there is a risk that hazardous or toxic substances could be found on these properties.  If hazardous or toxic substances are found, Capitol’s affiliate banks may be liable for remediation costs, as well as for personal injury and property damage.  Environmental laws may require Capitol’s affiliate banks to incur substantial expenses and may materially reduce the affected property’s value or limit Capitol’s affiliate banks’ ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Capitol’s affiliate banks’ exposure to environmental liability.  Although Capitol’s affiliate banks have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards.  The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on results of operations.

Capitol’s controls and procedures may fail or be circumvented, which could have a material adverse effect on Capitol’s business, results of operations and financial condition.

Capitol regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures.  Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurance that the objectives of the system are met.  Any failure or circumvention of controls and procedures, or failure to comply with regulations related to controls and procedures could have a material adverse effect on Capitol’s business, results of operations and financial condition.

Capitol’s banks have restricted investments in Federal Home Loan Banks which may be subject to future impairment.

As of December 31, 2009, Capitol’s banks had investments in several Federal Home Loan Banks approximating $24 million.  Such investments are restricted securities which may be redeemed only by the issuer. Future redemption of the securities is subject to the issuers’ liquidity and capital adequacy which are, in part, dependent upon valuation of the issuers’ significant mortgage-backed securities portfolios.

Capitol’s bylaws, rights plan, as well as certain banking laws, may have an antitakeover effect.

Provisions of Capitol’s bylaws, rights plan and certain federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Capitol, even if doing so might be perceived to be beneficial to shareholders.  The combination of these provisions effectively inhibits a non-negotiated merger or other business combination which, in turn, could adversely affect the market price of the common stock.

Risk of Potential Cross-Guaranty Liability Relating to our Bank Affiliates.

In accordance with Federal Reserve Board policy, we will be expected to act as a source of financial strength to our affiliate banks and to commit resources to support our affiliate banks in circumstances in which we might not otherwise do so.  Under the Bank Holding Company Act of 1956, as amended, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company.  Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.

As FDIC-insured depository institutions, our bank subsidiaries may be held liable for any loss incurred or expected to be incurred by the FDIC in connection with another FDIC-insured institution under common control with the institution in “default” or “in danger of default.” This liability is commonly referred to as “cross-guaranty” liability. A “default” is generally defined as the appointment of a conservator or receiver and “in danger of default” is defined as certain conditions indicating that a default is likely to occur absent regulatory assistance. An FDIC cross-guaranty claim against a depository institution is generally senior in right of payment to claims of the holding company and its affiliates against the depository institution.

If the FDIC is appointed the conservator or receiver of an insured depository institution, upon its insolvency or in certain other events, the FDIC has the power: (1) to transfer any of the depository institution’s assets and liabilities to a new obligor without the approval of the depository institution’s creditors; (2) to enforce the terms of the depository institution’s contracts pursuant to their terms; or (3) to repudiate or disaffirm any contract or lease to which the depository institution is a party, the performance of which is determined by the FDIC to be burdensome and the disaffirmance or repudiation of which is determined by the FDIC to promote the orderly administration of the depository institution.

To date, none of Capitol’s subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol’s banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.  The aggregate loss to the FDIC of that failed bank approximated $23.6 million.  The FDIC has two years to determine whether to assess that potential cross-guaranty liability, if any.

We are subject to a Written Agreement with the Federal Reserve Bank of Chicago which restricts our ability to take certain actions.

In September 2009, Capitol and its second-tier bank holding companies entered into a written agreement with the Federal Reserve Bank of Chicago (the “Reserve Bank”) under which Capitol agreed to refrain from the following actions without the prior written consent of the Reserve Bank (i) declare or pay dividends; (ii) receive dividends or any other form of payment representing a reduction in capital from Michigan Commerce Bank or from any of Capitol’s subsidiary institutions that is subject to any restriction by the institution’s federal or state regulator that limits the payment of dividends or other intercorporate payments; (iii) make any distributions of interest, principal, or other sums of subordinated debentures or trust-preferred securities; (iv) incur, increase or guarantee any debt; or (v) purchase or redeem any shares of its own stock, the second-tier bank holding companies, nonbank subsidiaries or any of the subsidiary banks that are held by shareholders other than Capitol.

Capitol has also agreed to (i) submit to the Reserve Bank, a written plan to maintain sufficient capital at Capitol on a consolidated basis and at Michigan Commerce Bank (as a separate legal entity on a stand-alone basis); (ii) notify the Reserve Bank no more than 30 days after the end of any quarter in which Capitol’s consolidated or Michigan Commerce Bank’s capital ratios fall below the approved capital plan’s minimum ratios as well as if any subsidiary institution’s ratios fall below the minimum ratios required by the institution’s federal or state regulator;

(iii) review and revise its allowance for loan losses (“ALLL”) methodology for loans held by Capitol and submit to the Reserve Bank a written program for maintenance of an adequate ALLL for loans held by Capitol; (iv) take all necessary actions to ensure each of its subsidiary institutions comply with Federal Reserve regulations; (v) refrain from increasing any fees or charging new fees to any subsidiary institution without the prior written consent of the Reserve Bank; (vi) submit to the Reserve Bank a written plan to enhance the consolidated organization’s risk management practices, a strategic plan to improve the consolidated organization’s operating results and a cash flow projection; (vii) comply with laws and regulations regarding senior executive officer positions and severance payments; and (viii) provide quarterly reports to the Reserve Bank regarding these undertakings.

Certain of our bank subsidiaries have entered into formal agreements with their primary regulatory agencies.  Noncompliance with the agreements could have a material impact on Capitol.

Certain of Capitol’s bank subsidiaries have entered into formal agreements with their applicable federal and state bank regulatory agencies in response to elevated levels of nonperforming assets, loan losses and adverse operating results.  Those agreements provide for certain restrictions and other guidelines and/or limitations to be followed by those banks.  Generally, those agreements require the banks to maintain an adequate ALLL, reduce levels of nonperforming and other classified assets and implement revised budgets and liquidity and capital adequacy projections to improve financial performance.  When a bank enters into a formal regulatory agreement, it is generally precluded from meeting the criteria as a “well-capitalized” institution although it may meet or exceed such threshold on a computational basis.  In addition, the banks’ capital classification places limitations on some of their activities, such as the permissibility of accepting or renewing brokered deposits, among other things.  Additionally, such banks are subject to higher levels of FDIC insurance assessments, although they may receive some relief from up-front payment of the FDIC’s advance insurance assessments relating to future years at December 31, 2009.

In addition to the above-mentioned potential cross-guaranty liability, the FDIC gave notice to many of Capitol’s banking subsidiaries in December 2009 that, to mitigate the effects of any possible assessment arising from potential cross-guaranty liability, they should be encouraged to arrange a sale, merger or recapitalization such that Capitol no longer controls the bank.  The FDIC’s encouragement is consistent with Capitol’s previously-announced plans to selectively divest of some of its bank subsidiaries in conjunction with reallocating capital resources to the remaining banks.

Capitol has entered into agreements to sell several affiliate banks, and is pursuing additional divestiture opportunities in an effort to enhance its capital position.

During 2009, Capitol announced plans to pursue divestiture of some of its bank subsidiaries (or those which are subsidiaries of Capitol’s bank-development subsidiaries) on a selective basis for the purpose of reallocating capital to enhance the capital of its retained bank subsidiaries, to the extent such sales may be completed with an attractive gain upon sale.  Capitol and/or its bank-development subsidiaries have entered into definitive agreements to sell its interests (or controlling interest held by bank-development subsidiaries) in the following banks in 2010: Adams Dairy Bank, Bank of Belleville, Bank of Las Colinas, Community Bank of Lincoln, Community Bank of Rowan, Ft. Collins Commerce Bank, Larimer Bank of Commerce, Loveland Bank of Commerce, Mountain View Bank of Commerce, Napa Community Bank and Ohio Commerce Bank.

In September 2009, Capitol completed the sale of Yuma Community Bank, previously a wholly-owned subsidiary.  In November 2009, the sale of Bank of Santa Barbara, a subsidiary of one of Capitol’s bank-development subsidiaries, was completed.  The remaining pending bank sales are subject to regulatory approval and other contingencies.

We may issue shares of our capital stock or debt securities, which could reduce the equity interest of our shareholders and cause a change in control of our ownership.

Capitol’s articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, 700,000 of which are designated as Series A Noncumulative Convertible Perpetual Preferred Stock and 20,000 of which are designated as Series X Junior Participating Preferred Stock.  Capitol’s articles of incorporation do not authorize the issuance of any other class of stock.  As of March 31, 2010, 18,927,501 shares of common stock were outstanding, no shares of Series A Preferred or Series X Junior Participating Preferred Stock were outstanding and no other shares of preferred stock were outstanding.  Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. Although we have no commitment as of the date of this prospectus supplement, we may issue a substantial number of additional shares of our common stock or shares of preferred stock, or a combination of shares of our common stock and preferred stock, to complete an investment transaction, to complete an additional exchange offer transaction, to strengthen our capital position or to raise additional capital for operating expenses. The issuance of additional shares of our common stock or preferred stock:

•	may significantly dilute the equity interest of investors in this offering;

•	may subordinate the rights of holders of shares of our common stock if we issue preferred stock with rights senior to those afforded to shares of our common stock;

•
may cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors and cause our shareholders to become minority shareholders in the combined entity; and

•	may adversely affect prevailing market prices for the Common Shares.

You should refer to the risk factors beginning on page S-5 of this prospectus supplement for a more detailed discussion of these risks and uncertainties.  These risks and uncertainties are not exhaustive however. Moreover, we operate in a very competitive and rapidly changing environment.  New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement or the relevant document to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains or incorporates statements that Capitol believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to Capitol’s financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement or the documents incorporated by reference.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements Capitol may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to Capitol.  Capitol undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events.   Important factors which may cause actual results to differ from those contemplated in such forward-looking statements include, but are not limited to: (i) the results of Capitol’s efforts to implement its business strategy, (ii) changes in interest rates, (iii) legislation or regulatory requirements adversely impacting Capitol’s banking business and/or expansion strategy, (iv) adverse changes in business conditions or inflation, (v) general economic conditions, either nationally or regionally, which are less favorable than expected and that result in, among other things, a deterioration in credit quality and/or loan performance and collectability, (vi) competitive pressures among financial institutions, (vii) changes in securities markets, (viii) actions of competitors of Capitol’s banks and Capitol’s ability to respond to such actions, (ix) the cost of and access to capital, which may depend in part on Capitol’s asset quality, prospects and outlook, (x) changes in governmental regulation, tax rates and similar matters, (xi) availability of funds under the U.S. Treasury’s Capital Assistance Program and Capital Purchase Program, (xii) changes in management,

(xiii) Capitol’s proposed spin-off of Michigan Commerce Bancorp Limited; (xiv) consummation of pending sales of certain bank subsidiaries, (xv) other risks detailed in Capitol’s other filings with the Securities and Exchange Commission, and (xvi) the following, among others:

• Management’s ability to effectively manage interest rate risk and the impact of interest rates in general on the volatility of Capitol’s net interest income;

• The effect of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, the implementation by the Department of the U.S. Treasury and federal banking regulators of a number of programs to address capital and liquidity issues within the banking system and additional programs that may apply to Capitol in the future, all of which may have significant effects on Capitol and the financial services industry;

• The decline in commercial and residential real estate values and sales volume and the likely potential for continuing illiquidity in the real estate market;

• The risks associated with the high concentration of commercial real estate loans within Capitol’s portfolio;

• The uncertainties in estimating the fair value of developed real estate and undeveloped land relating to collateral-dependent loans and other real estate owned in light of declining demand for such assets, falling prices and continuing illiquidity in the real estate market;

• Negative developments and disruptions in the credit and lending markets, including the impact of the ongoing credit crisis on Capitol’s business and on the businesses of its customers as well as other banks and lending institutions with which Capitol has commercial relationships;

• A continuation of unprecedented volatility in the capital markets;

• The risks associated with implementing Capitol’s business strategy, including its ability to preserve and access sufficient capital to execute its strategy;

• Rising unemployment and its impact on Capitol’s customers’ savings rates and their ability to service debt obligations;

• Fluctuations in the value of Capitol’s investment securities;

• The ability to attract and retain senior management experienced in banking and financial services;

• The sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent within the loan portfolio;

• Capitol’s ability to adapt successfully to technological changes to compete effectively in the marketplace;

• Credit risks and risks from concentrations (by geographic area and by industry) within Capitol’s consolidated loan portfolio and individual large loans;

• The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in Capitol’s market or elsewhere or providing similar services;

• The failure of assumptions underlying the establishment of the allowance for loan losses and estimation of values of collateral or cash flow projections and various financial assets and liabilities;

• Volatility of rate sensitive deposits;

• Operational risks, including data processing system failures or fraud;

• Liquidity risks;

• The ability to successfully acquire deposits for funding and the pricing thereof;

• The ability to successfully execute strategies to increase noninterest income;

• Changes in the economic environment, competition or other factors that may influence loan demand and repayment, deposit inflows and outflows, and the quality of the loan portfolio and loan and deposit pricing;

• The impact of possible future goodwill and other material impairment charges;

• Legislation or regulatory requirements may adversely impact Capitol’s banking business and/or strategy;

• Legislation or regulatory environments, requirements or changes affecting the businesses conducted by Capitol;

• Capitol’s ability to manage fluctuations in the value of its assets and liabilities and maintain sufficient capital and liquidity to support its operations;

• The concentration of Capitol’s nonperforming assets by loan type in certain geographic regions and with affiliated borrowing groups;

• The risk of additional future losses if the proceeds Capitol receives upon the liquidation of assets are less than the carrying value of such assets;

• Restrictions or limitations on access to funds from subsidiaries and potential obligations to contribute additional capital to Capitol’s subsidiaries, which may restrict its ability to make payments on its obligations;

• The availability and cost of capital and liquidity on favorable terms, if at all;

• Changes in accounting standards or applications and determinations made thereunder;

• The risk that the realization of deferred tax assets and recoverable income taxes may extend beyond 2010;

• The risk that Capitol will not be able to complete its various proposed mergers and consolidations of certain of its subsidiary banks or, if completed, realize the anticipated benefits of the proposed mergers and/or consolidations;

• The impact on Capitol’s financial results, reputation and business if it is unable to comply with all applicable federal and state regulations and applicable formal agreements, consent orders, other regulatory actions and any related capital initiatives;

• The costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

• The risk that, if economic conditions worsen or regulatory capital requirements are modified, Capitol may be required to seek additional liquidity and/or capital from external sources, if available;

• The risk that Capitol could have an “ownership change” under Section 382 of the Internal Revenue Code, which could impair its ability to timely and fully utilize its net operating losses for tax purposes and so-called built-in losses that may exist if such an "ownership change" occurs;

• Other factors and other information contained in this document and in other reports and filings that Capitol makes with the SEC under the Exchange Act, including, without limitation, under the caption “Risk Factors”; and

• Other economic, competitive, governmental, regulatory, and technical factors affecting Capitol’s operations, products, services, and prices.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.  Capitol cautions investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, and the documents Capitol incorporates by reference.

You should refer to Capitol’s periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.  See above under the caption “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus supplement.

USE OF PROCEEDS

        We expect the net proceeds from this offering to be up to approximately $6,850,000 after deducting the placement agent fees, as described in “Plan of Distribution,” and other estimated offering expenses payable by us, which include legal, accounting and printing fees, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering. We intend to use the net proceeds from the sale of the securities under this prospectus supplement for working capital and general corporate purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the proceeds in investment-grade, interest-bearing instruments or other similar securities.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on NYSE under the symbol “CBC.” The table below sets forth, for the periods indicated, high and low reported sale prices per share of our common stock on NYSE and the dividends per share paid in such periods.

	Price Range of Common Stock		Dividend Paid
	Low	High	Per Share
2010:
Second Quarter (through April 23, 2010)	2.36	3.79	-
First Quarter	1.95	3.55	-
2009:
Fourth Quarter	$1.55	3.45	$-
Third Quarter	1.79	6.06	-
Second Quarter	2.38	7.08	-
First Quarter	2.50	7.96	-
2008:
Fourth Quarter	$3.84	$20.49	$-
Third Quarter	7.08	25.40	-
Second Quarter	8.97	21.42	-
First Quarter	16.30	23.52	-

On April 23, 2010, the last reported sale price of our common stock on NYSE was $3.48 per share.

DIVIDEND POLICY

There are various statutory restrictions on the ability of Capitol’s banking subsidiaries to pay dividends or make other payments to Capitol.  Each of the state-chartered banking subsidiaries is subject to dividend limits under the laws of the state in which it is chartered.  Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition; due to operating losses and a written agreement between the Federal Reserve and Capitol, Capitol is currently prohibited from payment of dividends.

As of December 31, 2009, Capitol’s bank subsidiaries were prohibited from making dividend payments to Capitol without prior regulatory approval.

Capitol has several series of trust-preferred securities outstanding which are interest-bearing.  Under certain conditions, Capitol may defer payment of interest on the related subordinated debentures for periods of up to five years.  In April 2009, Capitol commenced deferral of interest payments on such subordinated debentures and, pursuant to the written agreement between the Federal Reserve and Capitol, may not make interest payments thereon without prior written approval from the Federal Reserve.  The documents governing the trusts restrict Capitol’s right to pay a dividend on its common stock under certain circumstances and give holders of the securities preference on liquidation over the holders of Capitol’s common stock.

DESCRIPTION OF CAPITAL STOCK

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 2,500,000 shares of our common stock, together with the Warrants. The purchase price for each share of common stock and the related Warrants is $3.00. Each Warrant has an exercise price of $3.50 per share (116.67% of the Per-Share Offering Price). The common stock and the Warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the Warrants issued in this offering.

Our articles of incorporation, as amended, authorize the issuance of up to 50,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, 700,000 of which are designated as Series A Noncumulative Convertible Perpetual Preferred Stock and 20,000 of which are designated as Series X Junior Participating Preferred Stock.  Capitol’s articles of incorporation do not authorize the issuance of any other class of stock.  As of March 31, 2010, no shares of preferred stock were outstanding.  BNY Mellon Shareowner Services serves as transfer agent and registrar for our common stock.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the preferred stock, as may be provided in the resolution or resolutions adopted by our board of directors.  The authority of our board of directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of preferred stock:

•	the number of shares (up to the number of shares authorized) and designation of any series of preferred stock;

•	the dividend rate and whether dividends are to be cumulative;

•	whether shares are to be redeemable, and, if so, whether redeemable for cash, property or rights;

•	the rights to which the holders of shares shall be entitled, and the preferences, if any, over any other series;

•	whether the shares shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, upon what conditions;

•
whether the shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the voting powers, full or limited, if any, of the shares;

•
whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions as to issuance, or as to the powers, preferences or rights of any of these other series; and

•	any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

The actual effect of the issuance of any shares of the preferred stock upon the rights of holders of common stock cannot be stated until the board of directors determines the specific rights of any shares of the preferred stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders.  Holders of our common stock will not have preemptive rights with respect to the preferred stock.

Although we may consider issuing shares of the preferred stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the preferred stock.

Common Stock

Michigan law allows our board of directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.  All shares of common stock offered will be, when issued, fully paid and nonassessable.

The following description of the terms of our common stock may not contain all of the information relevant to you.  For additional information, please see Capitol’s articles of incorporation, as amended, and its bylaws, each of which have been previously filed with the SEC, and the Michigan Business Corporation Act (the “MBCA”).  To find out where copies of these documents can be obtained, see “Where You Can Find More Information” in the accompanying prospectus.

Rights of Common Stock

All voting rights are vested in the holders of shares of common stock.  Each share of common stock is entitled to one vote.  The shares of common stock do not have cumulative voting rights, which means that a shareholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director.  The holders of the common stock do not have any preemptive, conversion or redemption rights.  Holders of common stock are entitled to receive dividends if and when declared by our board of directors out of funds legally available.  Under the MBCA, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation’s total assets equal or exceed the sum of its liabilities.  In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

The availability for issuance of a substantial number of shares of common stock at the discretion of the board of directors provides us with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances).  There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this prospectus supplement and for the shares of common stock reserved for issuance under our stock option program.

Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts our board of directors may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of our board of directors regarding the submission of an issuance to or vote by our shareholders.  As noted, our shareholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol.  Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares.  Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means.  Such shares could be privately placed with purchasers who might cooperate with our board of directors in opposing such an attempt by a third party to gain control of Capitol.  The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol.  Although we do not currently contemplate taking that action, shares of our common stock could be issued for the purposes and effects described above, and the board of directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol’s Trust-Preferred Securities

Capitol has issued debentures to Capitol Trust I and Capitol Trust XII, Delaware business trust subsidiaries of Capitol.  Capitol Trust I and Capitol Trust XII purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol “CBCPrA” and “CBCPrB”, respectively).  Capitol also has additional trust-preferred securities which were privately placed.  Capitol has guaranteed the preferred securities.  The documents governing these securities, including the indenture under which the debentures were issued, restrict our right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of our common stock.  Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period.  In April 2009, Capitol announced that it had elected to defer interest payments on Capitol’s subordinated debentures.  Such debentures are owned by Capitol Trust I through XII (the “Capitol Trusts”) and were funded by the Capitol Trusts’ issuance of trust-preferred securities.  The total estimated annual interest that would be payable on the debentures and the underlying debt securities, if not deferred, is approximately $13.6 million.  While Capitol defers the payment of interest, it will continue to accrue the future interest obligation at the applicable interest rate.  During the deferral, Capitol is restricted from declaring or paying cash dividends on the common stock, redeeming or purchasing any shares of its common stock except under very limited circumstances.  Capitol’s obligation under the debentures, the preferred securities and the guarantee approximates $170.8 million (excluding trust-preferred securities held by Capitol Bancorp and its subsidiaries) at an average interest rate currently approximating 6.16% per annum, payable quarterly.

Anti-Takeover Provisions

In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol.  Those provisions include the following:

Fair Price Act.  Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters.  The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.”  The act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.”  An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company.  An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

As of February 16, 2010 Capitol’s directors and executive officers beneficially owned (including immediately exercisable stock options and warrants) control of approximately26.91% of our outstanding common stock.  It is now unknown what percentage will be owned by management upon completion of this offering.  If management’s shares are voted as a block, management will be able to prevent the attainment of the required supermajority approval.

The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions.  These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

Share Purchase Rights Plan.  In 2009, Capitol adopted a Share Purchase Rights Plan (the “Rights Plan”).  Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock of Capitol.  The dividend was payable on July 31, 2009 (the “Record Date”) to the shareholders of record as of the close of business on that date.  Common stock that are newly issued after the Record Date will also carry Rights.

Each Right entitles the registered holder to purchase from Capitol one one-thousandth of a share of newly designated Series X Junior Participating Preferred Stock, no par value per share (the “Preferred Shares”), at a price of $5.00 per one one-thousandth of a Preferred Share (the “Purchase Price”), subject to adjustment.  Each Preferred Share has the designations, powers, preferences and rights set forth in the Certificate of Designations of Series X Junior Participating Preferred Stock filed on July 21, 2009 with the Department of Labor and Economic Growth of the State of Michigan (the “Certificate of Designations”).  The description and terms of the Rights are set forth in the Rights Agreement (the “Rights Agreement”), dated as of July 21, 2009, between Capitol and Mellon Investor Services LLC as Rights Agent (the “Rights Agent”). A Summary of the terms of the Rights (the “Summary of Rights”) is included in the Rights Agreement as Exhibit C thereto.

Until the earlier to occur of (i) the date of a public announcement that a person, entity, or group of affiliated or associated persons have acquired beneficial ownership of 10% or more of the outstanding common stock (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or Exchange Offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by the stock certificates representing the common stock then outstanding (with or without a copy of the Summary of Rights). Until the Distribution Date (or earlier redemption or expiration of the Rights), new common stock certificates issued after the Record Date, upon transfer or new issuance of common stock, will contain a legend incorporating the Rights Agreement by reference.

Until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the common stock, and the surrender or transfer of any common stock certificates, even without a notation or a copy of the Summary of Rights attached, will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights will expire as of the close of business on July 21, 2014 (the “Final Expiration Date”), unless the Rights are earlier redeemed or exchanged by Capitol, in each case, as described below.

The Purchase Price payable, and the number of Preferred Shares or other securities or other property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares, or (iii) upon distribution to holders of the Preferred Shares of evidence of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.  The exercise of Rights for Preferred Shares is at all times subject to the availability of a sufficient number of authorized but unissued Preferred Shares.

The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidation or combinations of the common stock occurring, in any case, prior to the Distribution Date.  No fractional Preferred Shares will be issued (other than fractions which are integral multiples of the number of one one-thousandths of a Preferred Share issuable upon the exercise of one Right, which may, at the election of Capitol, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable.  Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 1,000 times the dividend declared per common stock.  In the event of liquidation, the holders of the Preferred Shares would be entitled to a minimum preferential liquidation payment of $1,000 per share, but would also be entitled to receive an aggregate payment equal to 1,000 times the payment made per common stock.  Each Preferred Share will have 1,000 votes, voting together with the common stock.  In the event of any merger, consolidation or other transaction in which common stock are exchanged, each Preferred Share will be entitled to receive 1,000 times the amount of consideration received per common stock.  These rights are protected by customary anti-dilution provisions.  Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of one one-thousandth of a Preferred Share purchasable upon exercise of each Right should approximate the value of one common stock.  The Preferred Shares would rank junior to any other series of Capitol’s preferred stock.

In the event that any person, entity or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be null and void), will thereafter have the right to receive upon exercise that number of common stock having a market value of two times the exercise price of the Right (or, if such number of shares is not and cannot be authorized, Capitol may issue Preferred Shares, cash, debt, stock or a combination thereof in exchange for the Rights).  This right will terminate 60 days after the date on which the Rights become nonredeemable (as described below), unless there is an injunction or similar obstacle to exercise of the Rights, in which event this right will terminate 60 days after the date on which the Rights again become exercisable.

Generally, under the Rights Plan, an “Acquiring Person” shall not be deemed to include (i) Capitol, (ii) a subsidiary of Capitol, (iii) any employee benefit or compensation plan of Capitol, or (iv) any entity holding common stock for or pursuant to the terms of any such employee benefit or compensation plan.  Except under limited circumstances, no person or entity shall become an Acquiring Person as the result of the acquisition of common stock by Capitol which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 10% or more of the common stock then outstanding, and no person shall become an Acquiring Person due to the acquisition of common stock directly from Capitol.

In the event that Capitol is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons in which such persons have an interest, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

At any time after an Acquiring Person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding common stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one common stock, or one one-thousandth of a Preferred Share, per Right (or, at the election of Capitol, Capitol may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earliest of (i) the day of the first public announcement that a person has become an Acquiring Person, or (ii) the Final Expiration Date, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”).  Following the expiration of the above periods, the Rights become nonredeemable.  Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, except that from and after such time as the Rights are distributed no such amendment may adversely affect the interests of the holders of the Rights (excluding the interest of any Acquiring Person).

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Capitol, including, without limitation, the right to vote or to receive dividends.

The Rights have certain anti-takeover effects.  The Rights will cause substantial dilution to a person, entity or group that attempts to acquire Capitol on terms not approved by our Board of Directors.  The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Capitol since the Rights may be amended to permit such acquisition or redeemed by Capitol at $0.01 per Right prior to the earliest of (i) the time that a person or group has acquired beneficial ownership of 10% or more of the common stock or (ii) the Final Expiration Date.

Warrants

        The material terms and provisions of the Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrant, which will be provided to the investors in this offering and will be filed as an exhibit to a Current Report on Form 8-K.

        The Warrants to be issued in this offering represent the right to purchase up to an aggregate of 1,250,000 shares of common stock. Each Warrant entitles the investor to purchase approximately 0.5 of a share of our common stock for every share of common stock purchased by such investor in the offering. The Warrants are exercisable at the option of the holder at any time for a period of three years after the closing date of this offering. Each Warrant has an exercise price of $3.50 per share (116.67% of the Per-Share Offering Price).

        The exercise price of the Warrants will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The holder will not have the right to exercise any portion of a Warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise. The holder may elect to increase this beneficial ownership limitation up to 9.9% upon 61 days’ prior written notice to us.

        The Warrant holders must surrender payment in cash of the exercise price of the shares being acquired upon exercise of the Warrants. If, however, we are unable to offer and sell the shares underlying the Warrants pursuant to this prospectus supplement due to the ineffectiveness of the registration statement of which this prospectus supplement is a part, then the Warrants may be exercised on a “net” or “cashless” basis.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated April 23, 2010, with Rodman & Renshaw, LLC. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as exclusive placement agent in connection with the sale of up to an aggregate of 2,500,000 shares of our common stock and Warrants to purchase up to an aggregate of 1,250,000 shares of our common stock in this offering. The placement agent is not purchasing or selling any securities by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities being offered in this offering. We will enter into a securities purchase agreement directly with investors in connection with this offering.

We currently anticipate that the closing of this offering will take place on or about April 28, 2010. On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the shares of common stock and related Warrants sold;

●	we will irrevocably instruct the transfer agent to deliver the shares of common stock, and we will deliver the Warrants, to the investors; and

●	the placement agent will receive the placement agent fees in accordance with the terms of the placement agency agreement.

 We have agreed to pay the placement agent an aggregate fee equal to 8% of the gross proceeds from the sale of the shares of common stock and related Warrants in this offering.

The estimated offering expenses payable by us, in addition to the aggregate fees and expenses of approximately $600,0000 due to the placement agent, are approximately $50,000.

The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares of common stock and related Warrants offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares of common stock and related Warrants offered hereby and excluding proceeds that we may receive upon exercise of the Warrants.

Per share placement agent fee	$.24
Maximum offering total	$600,000

Rodman & Renshaw, LLC may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them might be deemed to be underwriting discounts or commissions under the Securities Act.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agent has informed us that it will not engage in over allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

The transfer agent for our common stock is BNY Mellon Shareowner Services.

Our common stock is traded on NYSE under the symbol “CBC.” The Warrants are not expected to be eligible for trading on any market.

The purchase price per share of common stock and the exercise price for the Warrants was determined based on negotiations with the investors and discussions with the placement agent.

CERTAIN LEGAL MATTERS

The validity of the securities offered hereby and certain other legal matters in connection therewith will be passed upon for Capitol by Honigman Miller Schwartz and Cohn LLP, Kalamazoo, Michigan.

EXPERTS

The consolidated financial statements of Capitol as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Capitol files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document Capitol files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, Capitol’s SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning Capitol at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

PROSPECTUS

Capitol Bancorp Ltd.
$150,000,000

Warrants
Purchase Contracts
Units
Common Stock

We may offer and sell any combination of the securities listed above, in one or more offerings, up to a total dollar amount of $150,000,000 (or the equivalent in foreign currency or currency units).  We may also issue common stock or other of the securities listed above upon the exchange, conversion or exercise of such listed securities.  We will describe specific terms of the securities in supplements to this prospectus.  The warrants and purchase contracts may be convertible into or exercisable or exchangeable for common stock or other securities of Capitol or debt or equity securities of one or more other entities.  You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “CBC.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference.  Where appropriate, the applicable prospectus supplement will describe U.S. federal income tax considerations relevant to the securities being offered.

Investing in our securities involves risks.  See the section entitled “Risk Factors” contained on page 7 and in the applicable prospectus supplement.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The date of this prospectus is June 9, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process.  This prospectus provides you with a general description of the securities we may offer.  This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

References to “Capitol,” “us,” “we” or “our” in this prospectus mean Capitol Bancorp Ltd., and do not include the consolidated subsidiaries of Capitol Bancorp Ltd.  When we refer to “you” in this section, we mean all purchasers of the securities being offered by this prospectus, whether they are the record holders or only indirect owners of those securities.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  In addition, we and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material.”  The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus.  You should read this prospectus, any prospectus supplement, any applicable pricing supplement, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material before making an investment in our securities.  Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided.  If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely upon the information contained in such prospectus supplement.

You should rely only on the information contained in this prospectus or any prospectus supplement, and in other offering material we provide, if any, or information contained in documents to which you are referred by this prospectus or any prospectus supplement, or in other offering material we provide, if any.  We have not authorized anyone to provide you with different information.  We are offering to sell the securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus or any prospectus supplement or other offering material we provide is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.  When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded.  In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

•	our Current Reports on Form 8-K filed with the SEC on January 31, 2008, February 1, 2008, March 18, 2008, March 31, 2008, April 17, 2008 and April 24, 2008; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed April 19, 1990.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
Attention: Investor Relations
Telephone: (517) 487-6555
Internet website: www.capitolbancorp.com

FORWARD-LOOKING STATEMENTS

This prospectus and each prospectus supplement contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to” or other similar words.  You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus, the prospectus supplement or the documents incorporated by reference.  When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.  We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

The forward-looking statements involve certain risks and uncertainties.  We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain.  Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.  Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	the environment for formation of new banks could change adversely;

•	new banks, which include our younger affiliates, incur operating losses and may not contribute to consolidated earnings for a period of time;

•	the environment which has made both capital and management talent readily available for formation of new banks could change adversely;

•	changes in regulations, or regulatory action regarding us or our banks could limit future expansion plans;

•	our consolidated allowance for loan losses is based on estimates;

•	concentrations in loans secured by commercial real estate could limit or delay future expansion plans and loss estimates could change significantly if real estate market conditions deteriorate;

•	the complexity of our structure (a mixture of partially-owned and wholly-owned banks and related entities) complicates financial analysis;

•	the results of our efforts to implement our business strategy may not meet the expectations underlying our forward-looking statements;

•	legislation or regulatory requirements may adversely impact our banking business and/or expansion strategy;

•	competitive pressure among financial services companies may increase significantly, which may adversely affect our ability to market our products and services;

•	general economic conditions may be less favorable than expected;

•	changes in the interest rate environment may reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes may adversely affect businesses in which our company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

•
adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

•
it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

•	we may experience operational or risk management failures due to technological or other factors;

•	changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

•	terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

•	we may become subject to new accounting, tax or regulatory practices or requirements; and

•	we may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

▪	revenues following the transaction may be lower than expected;

▪
deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

▪	we may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times we anticipate or at all.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements.  You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.  We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

You should refer to our periodic and current reports filed with the SEC (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.  See above under the caption “Where You Can Find More Information” and “Documents Incorporated by Reference” in this prospectus.

PROSPECTUS SUMMARY

This summary provides a general description of the securities we may offer.  This summary is not complete and does not contain all of the information that may be important to you.  For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference.  In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may offer any of the following securities from time to time:

•	common stock;

•	warrants;

•	purchase contracts; and

•	units, comprised of two or more securities, in any combination.

Manner of Offering

We may use this prospectus to offer securities in an aggregate amount of up to $150,000,000 in one or more offerings.  The securities will be offered when they are first issued and sold and after that in market-making transactions involving one or more of our subsidiaries.

A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities offered and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus.  We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers.  We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities.  Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may sell our common stock, no par value per share.  In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Warrants

We may sell warrants to purchase our shares of our common stock.  In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock.  The price per share of common stock, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts.  We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units.  In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, your prospectus supplement will say so.  Our common stock is traded on the New York Stock Exchange under the symbol “CBC.”

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks.  The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

CAPITOL BANCORP LTD.

About Capitol Bancorp Ltd.

Capitol is a $5.1 billion national community bank development company, with a network of 64 separately chartered banks and bank operations in 17 states.  Capitol is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, with executive offices located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol’s telephone number is (517) 487-6555.  Capitol also has executive offices located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016 (telephone number (602) 955-6100).

Capitol is a uniquely structured affiliation of community banks.  Each of Capitol’s banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources.  Capitol uses a unique strategy of bank ownership and development.

Capitol’s operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking.  These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

Additional information about Capitol and its subsidiaries is included in documents incorporated by reference in this document.  See “Where You Can Find More Information.”  Our principal executive office is located at Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and our telephone number is (517) 487-6555.

Recent Developments

Subsequent to March 31, 2008, two de novo banks have opened.  Colonia Bank, located in Phoenix, Arizona, opened on April 30, 2008.  On May 15, 2008, Pisgah Community Bank, located in Asheville, North Carolina, commenced operations.  Each is majority owned by bank-development subsidiaries controlled by Capitol.

In May 2008, Capitol commenced a private offering of up to $25 million of promissory notes, bearing interest at 9%, with a maturity of five years.  Such offering was made solely to “accredited investors” who are affiliated with or associates of Capitol or its subsidiaries.  It is anticipated that the offering will be completed on or about June 15, 2008.  Proceeds from the offering will be used for bank development and other corporate purposes.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we expect to use the net proceeds from the sale of any securities for general corporate and other purposes, which may include:

•	reducing or refinancing existing debt;

•	investments at the holding company level;

•	investing in, or extending credit to, our subsidiaries;

•	possible acquisitions;

•	stock repurchases;

•	providing capital to our subsidiaries to support additional growth;

•	continued investment in new bank subsidiaries; and

•	other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.  Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

We continually evaluate possible business combination opportunities.  As a result, future business combinations involving cash, debt or equity securities may occur.  Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for Capitol, which includes its subsidiaries, on a consolidated basis.  The ratio of earnings to fixed charges has been computed by dividing:

•	net income plus all applicable income taxes plus fixed charges, by

•	fixed charges

Fixed charges, excluding interest on deposits, includes interest on long-term debt, FHLB advances, federal funds purchased, securities sold under agreements to repurchase, subordinated debentures, other borrowed funds and a portion of rent expense deemed to be representative of interest cost (estimated to approximate one-third of rent expense).  Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.

	Three Months Ended	Year Ended December 31,
	March 31, 2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges
Excluding interest on deposits	1.03x	1.95x	3.97x	4.36x	4.25x	4.75x
Including interest on deposits	1.01x	1.16x	1.54x	1.79x	1.84x	1.73x

REGULATORY CONSIDERATIONS

We are extensively regulated under both federal and state law.  We are a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”) and Regulation Y thereunder.  As such, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) regulates, supervises and examines us.  Our banking subsidiaries have deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund.  For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders.  As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, certain other federal and state regulatory agencies that regulate us and our bank subsidiaries, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action.  In addition, there are numerous governmental requirements and regulations that affect our business activities.  A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters.  We also have other subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations, including, without limitation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision and the New York Stock Exchange, Inc.  Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock includes 50,000,000 shares of common stock, no par value per share.  As of May 20, 2008, there were 17,321,916 shares of common stock outstanding.

Our common stock is traded on the New York Stock Exchange, Inc. under the symbol “CBC.”  All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

 DESCRIPTION OF COMMON STOCK WE MAY OFFER

General

The following description summarizes the material provisions of our common stock.  This description is not complete, and is qualified in its entirety by reference to the provisions of our articles of incorporation, as amended and our amended and restated bylaws, as well as the Michigan Business Corporation Act, as amended, or the MBCA.  Our articles of incorporation and bylaws are, and any amendments to them will be, incorporated by reference in our registration statement.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.

All of the outstanding shares of our common stock are fully paid and nonassessable.  The holders of common stock are entitled to receive:

•
dividends when, as and if declared by our Board of Directors out of funds legally available for the payment of dividends (as a bank holding company, Capitol’s ability to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends under applicable laws, rules and regulations; the ability of these banking subsidiaries, as well as Capitol, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines); and

•	in the event of dissolution of Capitol, to share ratably in all assets remaining after payment of all liabilities.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  Capitol’s common stock is traded on the New York Stock Exchange, Inc. under the symbol “CBC.”

Certain Restrictions Under Michigan Law

Subject to certain exceptions, Chapter 7A of the Michigan Business Corporation Act prohibits a corporation from engaging in any business combination with an interested shareholder (generally defined as a 10% shareholder) unless approved by at least (1) 90% of the votes of each class of stock entitled to vote and (2) two-thirds of the votes of each class of stock entitled to be cast by the shareholders other than voting shares beneficially owned by the interested shareholder.

In addition, Chapter 7B of the Michigan Business Corporation Act provides that a party that acquires or offers to acquire ownership of control shares of a corporation (defined as shares obtained pursuant to a transaction in which the acquiring party reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days (or while pursuing a plan to acquire control shares), only to the extent granted by a resolution of the shareholders approved at a special or annual meeting. A resolution granting voting rights must be approved by a majority vote of (1) all shares and (2) all disinterested shares.  If the acquiring party has acquired a majority stake and been accorded full voting rights, shareholders other than the acquiring shareholder are entitled to put their shares to the corporation for “fair value” (defined as the highest price paid per share by the acquiring party in the control share acquisition).

Certain Restrictions Under Federal Banking Laws

The Bank Holding Company Act prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Capitol.  Control is generally defined in the Bank Holding Company Act and the regulations thereunder as ownership of 25% or more of any class of voting stock or other exercise of a controlling influence.  In addition, any existing bank holding company would require the prior approval of the Federal Reserve Board before acquiring 5% or more of the voting stock of Capitol.  In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction.  Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Capitol, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

Certain Other Limitations

In addition to the foregoing limitations, the articles of incorporation and bylaws of Capitol contain provisions that could have an anti-takeover effect, and may prevent or delay mergers and other business combination transactions that common shareholders may believe to be in their best interests.  Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company’s business.  These additional or different provisions include the classified board structure of Capitol.

DESCRIPTION OF WARRANTS WE MAY OFFER

General

The following outlines some of the general terms and provisions of the warrants.  Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement.  The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the relevant warrant agreement.

We may issue warrants to purchase common stock.  Warrants may be issued by us independently or together with any other securities and may be attached or separate from such securities.  We may issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent.  If we designate a warrant agent, such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	if applicable, the currency or currencies investors may use to pay for the warrants;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, to be delivered to warrantholders upon exercise of the warrants;

•
if applicable, the price at which and the currency or currencies, including composite currencies, in which investors may purchase the underlying securities or other rights purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of such number of shares of common stock at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant.  Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants.  After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Capitol, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock purchasable upon such exercise.  The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants.  Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock purchasable upon such exercise.  If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock;

•	a combination, subdivision or reclassification of common stock; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants.  No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof.  We may, at our option, reduce the exercise price at any time.  No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.  Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Capitol as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Unless specified in a prospectus supplement, holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Capitol or any other matter or to exercise any rights whatsoever as shareholders of Capitol.

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act.  Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER

We may issue purchase contracts for the purchase or sale of:

•	shares of our common stock;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following information about the purchase contracts issued under it:

•
whether the purchase contracts obligate the holder to purchase or sell, or both purchase and sell, securities, currencies or commodities, as applicable, and the nature and amount of each of those securities, currencies or commodities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not and whether holders thereof are required to secure their obligations in a specified manner;

•
whether we may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies;

•	the methods by which the holders may purchase or sell such securities, currencies or commodities;

•
whether the purchase contracts require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and whether those payments may be unsecured or prefunded on some basis;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any purchase contracts.  The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS WE MAY OFFER

We may issue units comprised of one or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units, any unit agreement governing the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the additional material terms of any units.  The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to securities issued in global — i.e., book-entry — form.  First we describe the difference between legal ownership and indirect ownership of securities.  Then we describe special provisions that apply to securities.

Who is the Legal Owner of a Registered Security?

Each debt security, warrant, purchase contract, unit or share of common stock in registered form will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such securities.  We refer to those who have securities registered in their own names, on the books that we or the trustee, warrant agent or other agent maintain for this purpose, as the “holders” of those securities.  These persons are the legal holders of the securities.  We refer to those who, indirectly through others, own beneficial interests in securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each security in book-entry form only.  This means securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system.  These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Under each indenture, warrant agreement, purchase contract or unit agreement, only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary.  The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.  The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly.  Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant.  As long as the securities are issued in global form, investors will be indirect owners, and not holders, of the securities.

Street Name Owners

We may terminate an existing global security or issue securities initially in non-global form.  In these cases, investors may choose to hold their securities in their own names or in street name.  Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property other than cash, to them.  These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customary agreements or because they are legally required to do so.  Investors who hold securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the trustee under any indenture and the obligations, if any, of any warrant agents and unit agents and any other third parties employed by us or any of those agents, run only to the holders of the securities.  We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means.  This will be the case whether an investor chooses to be an indirect owner of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so.  Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the indenture for a series of warrants or the warrant agreement for a series of warrants or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant securities.  Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities.  When we refer to “your securities” in this prospectus, we mean the securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•
whether and how you can instruct it to exercise any rights or purchase or sell warrant property under a warrant or purchase contract property under a purchase contract or to exchange or convert a security for or into other property;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in the applicable prospectus supplement, we will issue each security in book-entry form only.  Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select.  A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security.  A security will usually have only one depositary but it may have more.  Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC;”

•	Euroclear System, which is known as “Euroclear;”

•	Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream;” and

•	any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems.  Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants.  The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities.  Generally, all securities represented by the same global security will have the same terms.  We may, however, issue a global security that represents multiple securities of the same kind, such as warrants, that have different terms and are issued at different times.  We call this kind of global security a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise.  We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.”  As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security.  Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does.  Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated.  We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.”  If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers.  We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•
An investor will be an indirect holder and must look to his or her own bank, broker or other financial institution for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?;”

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•
The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time.  We, the trustee and any warrant agents and unit agents will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security.  We, the trustee and any warrant agents and unit agents also do not supervise the depositary in any way; and

•
The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institution may require you to do so as well.

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time.  For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day.  There may be more than one financial intermediary in the chain of ownership for an investor.  We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue any series of securities in book-entry form but we choose to give the beneficial owners of that series the right to obtain non-global securities, any beneficial owner entitled to obtain non-global securities may do so by following the applicable procedures of the depositary, any transfer agent or registrar for that series and that owner’s bank, broker or other financial institution through which that owner holds its beneficial interest in the securities.  If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented.  After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor.  Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.  We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”

The special situations for termination of a global security are as follows:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the trustee, warrant agent or unit agent, as applicable, that we wish to terminate that global security; or

•	in the case of a global security representing warrants issued under an indenture, if an event of default has occurred with regard to these warrants and has not been cured or waived.

If a global security is terminated, only the depositary, and not we, the warrant agent for any warrants or the unit agent for any units, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates.  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations.  DTC is owned by a number of its DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.  Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.  The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through DTC participants, which will receive a credit for the securities on DTC’s records.  Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the securities.  If less than all of the securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the securities.  Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date.  The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the securities will be made by the relevant trustee to DTC.  DTC’s usual practice is to credit direct participants’ account on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date.  Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.  We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors including in private placements;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters.  The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement.  The underwriters will be obligated to purchase all the shares if they purchase any of the shares.  The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.  We may use underwriters with whom we have a material relationship.  We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities.  Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses.  In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates.  These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Direct Sales

We may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of these activities at any time.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The New York Stock Exchange, Inc.  Any shares of common stock offered hereunder will be listed on the The New York Stock Exchange, Inc.  We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement.  It is possible that one or more underwriters may make a market in a class or series of securities offered by us, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the securities offered pursuant to this prospectus.

General Information

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement.  Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

CERTAIN LEGAL MATTERS

Miller, Canfield, Paddock and Stone, p.l.c. and Capitol’s General Counsel will pass upon certain legal matters in connection with the securities, and Potter Anderson & Corroon LLP will pass upon certain legal matters in connection with Delaware law.  Miller, Canfield, Paddock and Stone, p.l.c. has served as primary outside counsel for us and our subsidiaries and affiliates and may do so in the future.  Counsel named in the applicable prospectus supplement will pass upon certain legal matters in connection with the securities for any underwriters or agents.

EXPERTS

The consolidated financial statements of Capitol Bancorp Ltd. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.